Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Stream Exchange Traded Trust of our report dated November 28, 2012 relating to the financial statements of Stream Exchange Traded Trust, Stream S&P Dynamic Roll Global Commodities Fund, and Stream Enhanced Volatility Fund (collectively the “Trust”), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement. The STREAM Enhanced Volatility Fund has been renamed the STREAM S&P Market Neutral Commodity Fund for purposes of this filing and all subsequently released financial statements are anticipated to bear such name.

/s/PricewaterhouseCoopers LLP

New York, NY

March 13, 2013